Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
iRobot Reports Fourth Quarter and Full Year 2008 Results
Company Delivers 24 Percent Annual Revenue Growth
BEDFORD, Mass., Feb. 11, 2009 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter and fiscal year ended December 27, 2008. Revenue for the fourth quarter of 2008 decreased 8.1 percent to $90.7 million, compared with $98.7 million for the same quarter one year ago. Revenue for the full year increased 23.5 percent to $307.6 million from $249.1 million for the full year 2007.
Gross margin for the fourth quarter decreased to 36.1 percent of revenue ($32.7 million), compared with 36.6 percent of revenue ($36.1 million) in the fourth quarter of 2007. For the full year, 2008 gross margin totaled 30.4 percent of revenue ($93.5 million), down from 33.2 percent of revenue ($82.6 million) for the full year 2007.
Pre-tax income in the fourth quarter of 2008 was $10.2 million compared with $12.1 million for the same period a year ago. For the full year, pre-tax income was $1.1 million compared with $0.5 million in 2007.
Net income in the fourth quarter of 2008 was $5.4 million compared with $20.7 million in the fourth quarter of 2007. Net income for the full year 2008 was $0.8 million compared with $9.1 million for the same period in 2007. The 2007 quarterly and annual results include an $8.6 million tax benefit, largely associated with the release of deferred federal tax allowances, while the 2008 quarterly and annual results include $4.8 million and $0.4 million of tax expense, respectively.
“In the fourth quarter, we took actions to put the company in a more financially sound position. We aggressively managed inventory levels and focused on improving liquidity in light of the current market environment,” said Colin Angle, chairman and chief executive officer of iRobot.
“Despite the difficult environment, we generated positive operating cash flow of more than $19 million in the fourth quarter. We entered 2009 with a strong cash position of $40.9 million and a more efficient operating model.
“2009 will continue to present challenges for domestic home robot sales but aggressive management of the company’s and our retailers’ inventory in the fourth quarter of 2008 has
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com positioned us well in the current environment. We expect international demand for home robots to continue to be strong. Growth in our Government & Industrial division will be fueled by sales of PackBot FasTac in the beginning of the year and by the sale of new products later in the year,” Angle concluded.
Business Highlights:
•	Government & Industrial division delivered record revenue of $42.6 million in the fourth quarter of 2008, a 69 percent increase over the fourth quarter of 2007.

•	International home robot revenue in the fourth quarter of 2008 was more than double the level of the fourth quarter of 2007 and comprised almost half of total home robot revenue in the quarter. Overall home robot revenue grew 20 percent for the full year.

•	In the fourth quarter, the company received commitments for $5.7 million in funding for its Warrior robot. In 2009, iRobot has announced orders totaling $13 million for robots and spare parts under its $286 million xBot contract bringing total orders to date to $80 million.

•	The company completed the integration of Nekton Research, LLC, which was acquired on September 8, 2008.
Financial Expectations
Our outlook for future performance is based on current expectations. These statements are forward-looking and actual results may differ materially. Management provides the following expectations with respect to the year ending January 2, 2010 and the first quarter ending March 28, 2009.

Fiscal Year 2009:
Revenue	$290 – $310 million
Adjusted EBITDA	$14 – $17 million
Earnings Per Share	$0.00 – $0.04

Q1 2009:
Revenue	$50 – $55 million
Adjusted EBITDA Loss	($6) – ($4) million
Loss Per Share	($0.18) – ($0.12)
Fourth Quarter and Full Year Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. EST to discuss its financial results for the fourth fiscal quarter and full year 2008, business outlook, and outlook for future financial performance. Pertinent details include:
Date: Thurs., Feb. 12, 2009
Time: 8:30 a.m. EST
Call-In Number: 719-325-4835
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available and can be accessed by dialing 719-457-0820, access code 4192943.
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people with smarter ways to clean, and our government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot AWARE™ robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, its revenue for the first quarter of 2009 and the full year 2009, its Adjusted EBITDA for the first quarter of 2009 and the full year 2009, its earnings/loss per share for the first quarter of 2009 and the full year 2009, inventory control, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: general economic conditions, our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(unaudited)		(audited)

Revenue
Product revenue	$82,712	$93,308	$281,187	$227,457
Contract revenue	7,990	5,432	26,434	21,624

Total	90,702	98,740	307,621	249,081

Cost of Revenue
Product revenue	51,302	57,779	190,250	147,689
Contract revenue	6,687	4,827	23,900	18,805

Total	57,989	62,606	214,150	166,494

Gross Margin	32,713	36,134	93,471	82,587

Operating Expense
Research & development	3,935	4,008	17,566	17,082
Selling & marketing	11,415	14,786	46,866	44,894
General & administrative	7,144	4,045	28,840	20,919
Litigation & related expenses	—	1,677	—	2,341

Total	22,494	24,516	93,272	85,236

Operating (loss) income	10,219	11,618	199	(2,649)
Other income, net	9	488	926	3,151

Pre-tax income	10,228	12,106	1,125	502
Income tax expense (benefit)	4,806	(8,609)	369	(8,558)

Net income	$5,422	$20,715	$756	$9,060

Net income per common share:
Basic	$0.22	$0.85	$0.03	$0.37
Diluted	$0.21	$0.81	$0.03	$0.36

Shares used in Per Common Share Calculations:
Basic	24,775	24,448	24,654	24,229
Diluted	25,451	25,519	25,533	25,501

Stock-based compensation included in above figures:
Cost of product revenue	$199	$171	$753	$692
Cost of contract revenue	162	94	462	386
Research & development	133	125	359	377
Selling & marketing	322	241	1,055	1,074
General & administrative	815	665	3,310	2,182

Total	$1,631	$1,296	$5,939	$4,711

iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Condensed Consolidated Balance Sheet
(audited, in thousands)

	December 27,	December 29,
	2008	2007
Assets

Cash and equivalents	$40,852	$26,735
Short term investments	—	16,550
Accounts receivable, net	35,930	47,681
Unbilled revenues	2,014	2,244
Inventory, net	34,560	45,222
Deferred tax assets	7,299	5,905
Other current assets	3,340	2,268

Total current assets	123,995	146,605
Property, plant and equipment, net	22,929	15,694
Deferred tax assets	4,508	4,293
Other assets	12,246	2,500

Total assets	$163,678	$169,092

Liabilities and stockholders’ equity

Accounts payable	$19,544	$44,697
Accrued expenses	10,989	7,987
Accrued compensation	6,393	4,603
Deferred revenue and customer advances	2,632	1,578

Total current liabilities	39,558	58,865

Long term liabilities	4,444	—

Stockholders’ equity	119,676	110,227

Total liabilities and stockholders’ equity	$163,678	$169,092

iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Consolidated Statement of Cash Flows
(in thousands)

	For the three months ended		For the twelve months ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(unaudited)		(audited)
Cash flows from operating activities:
Net income	$5,422	$20,715	$756	$9,060
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,894	1,322	7,029	5,311
Loss on disposal of fixed assets	151	—	231	48
Stock-based compensation	1,631	1,296	5,939	4,711
In-process research and development relating to acquisition of Nekton Research LLC	—	—	200	—
Benefit from deferred tax assets	(1,967)	(10,198)	(1,967)	(10,198)
Non-cash director deferred compensation	24	28	95	111
Changes in working capital — (use) source
Accounts receivable	10,391	(12,524)	12,221	(19,171)
Unbilled revenue	258	513	230	(283)
Inventory	8,036	(1,511)	10,662	(24,332)
Other assets	5,888	(229)	(1,042)	595
Accounts payable	(11,810)	(1,251)	(25,350)	17,012
Accrued expenses	1,597	2,886	3,002	967
Accrued compensation	(1,869)	(2,985)	1,634	(624)
Deferred revenue	(101)	438	1,026	1,121
Change in long term liabilities	(108)	—	4,444	—

Net cash provided by (used in) operating activities	19,437	(1,500)	19,110	(15,672)

Cash flows from investing activities:
Purchase of property and equipment	(1,228)	(3,896)	(14,817)	(10,352)
Purchase of Nekton Research LLC, net of cash received	2	—	(9,743)	—
Change in other assets	—	(2,500)	—	(2,500)
Purchases of investments	—	(8,200)	(29,997)	(52,950)
Sales of investments	16,197	17,950	46,547	101,200

Net cash provided by (used in) investing activities	14,971	3,354	(8,010)	35,398

Cash flows from financing activities:
Borrowings under revolving credit line	—	—	5,500	—
Repayment of borrowings under revolving credit line	(5,500)	—	(5,500)	—
Income tax withholding payment associated with stock option exercise	—	—	—	(1,588)
Proceeds from stock option exercises	103	55	1,011	1,388
Tax benefit of excess stock based compensation deductions	1,326	1,626	2,006	1,626

Net cash provided by (used in) financing activities	(4,071)	1,681	3,017	1,426

Net increase in cash and cash equivalents	30,337	3,535	14,117	21,152
Cash and cash equivalents, at beginning of period	10,515	23,200	26,735	5,583

Cash and cash equivalents, at end of period	$40,852	$26,735	$40,852	$26,735

iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the twelve months ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Revenue by business unit (in thousands):
Home Robots
Product	$48,123	$73,481	$173,547	$144,413
Contract	—	45	55	70
Government & Industrial
Product	34,589	19,827	107,640	83,044
Contract	7,990	5,387	26,379	21,554

	$90,702	$98,740	$307,621	$249,081

Direct Revenue — Home Robots (in thousands)	$8,183	$13,314	$30,697	$33,770
Product Lifecycle Revenue — Government & Industrial (in thousands)	$8,652	$6,180	$20,004	$20,668

International Revenue (in thousands):
Home Robots	$23,159	$10,326	$65,942	$21,723
Government & Industrial	$475	$3,057	$6,045	$10,923

Average selling prices for robot units:
Home Robots	$150	$158	$150	$148
Government & Industrial (in thousands)	$85	$126	$92	$132

Gross Margin by business unit (in thousands):
Home Robots	$16,074	$26,636	$49,769	$46,605
Government & Industrial	16,639	9,498	43,702	35,982

	$32,713	$36,134	$93,471	$82,587

Units shipped by business unit:
Home Robots (in thousands)	293	441	1,054	898
Government & Industrial	306	108	951	471

Government & Industrial Funded Backlog (in thousands)	$8,401	$26,095	$8,401	$26,095

Days sales outstanding	38	46	38	46
Inventory turnover	6.0	5.1	6.0	5.1
Net cash provided by (used in) operating activities (in thousands)	$19,437	$(1,500)	$19,110	$(15,672)
Headcount	479	423	479	423
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730, Phone: 781-430-3000, Fax:781-430-3100, www.irobot.com